Exhibit 99.1

NEWS RELEASE

Investor Relations

301-770-3099 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Announces Second Quarter 2009 Financial Results

Rockville, Maryland, August 6, 2009 – Nabi Biopharmaceuticals (NASDAQ: NABI) today announced its second quarter financial results for the three month period ended June 27, 2009. The Company reported a net loss from continuing operations of $5.8 million, or $0.11 per share, compared to a net loss of $5.7 million, or $0.11 per share, for the period ended June 28, 2008. Including results from discontinued operations, Nabi had a net loss of $5.8 million, or $0.11 per share, for the current period compared to a net loss of $3.7 million, or $0.07 per share in the second quarter of 2008. The 2008 results have been adjusted to reflect the retrospective application of FSP 14-1 accounting rules for convertible debt instruments that were adopted in the first quarter of 2009.

General and Administrative expenses were $2.4 million for the quarter ended June 27, 2009 compared to $2.9 million in the prior year period. The decrease reflects our ongoing efforts to reduce overall infrastructure costs as well as a reduction in stock-based compensation expense. Research and Development expenses were $3.4 million in the second quarter of 2009 compared to $3.3 million in 2008, reflecting increased efforts to prepare for the planned Phase III NicVAX trial including manufacturing-related activities.

For the six months ended June 27, 2009, the Company’s net loss from continuing operations was $12.9 million, or $0.25 cents per share, compared to $13.3 million, or $0.25 cents per share, for the six months ended June 28, 2008. Including results from discontinued operations, the net loss was $12.9 million, or $0.25 per share, compared to a net loss of $11.0 million, or $0.21 per share, in 2008. General and Administrative expenses for the current six-month period were $5.4 million compared to $8.1 million in 2008 while Research and Development expense was $7.2 million for the current six-month period compared to $6.5 million for the comparable 2008 period. The 2008 results have been adjusted to reflect the retrospective application of FSP 14-1 accounting rules for convertible debt instruments that were adopted in the first quarter of 2009.

Net cash used in operating activities from continuing operations was $12.8 million for the first six months of 2009 compared to $13.1 million used in the first six months of 2008. Cash, cash equivalents and marketable securities totaled $108.7 million at June 27, 2009, excluding $5.7 million of restricted cash related to discontinued operations. The reduction of $21.6 million from the year-end 2008 balance of $130.3 million includes $12.8 million of cash used in continuing operating activities and $13.6 million in repurchases of company stock and convertible debentures, partially offset by the release of $4.5 million of restricted cash held in escrow.

During the second quarter, the Company repurchased $10.4 million, par value, of its 2.875% convertible senior notes for $10.1 million, leaving a balance of just $6 million. The Company also repurchased 937,255 shares of its common stock at an average price of $2.91 per share. A total of 11.1 million shares have been repurchased since the inception of the program.

On March 31, 2009 Biotest Pharmaceuticals Corporation made indemnification claims against Nabi totaling $56 million. On June 1, 2009 Nabi announced that Biotest had withdrawn $50.4 million of these claims, leaving a remaining claim of $5.7 million, for which cash in that amount is being held in escrow pending resolution. We believe this remaining claim is unsubstantiated and are seeking the release of the remaining escrow funds.

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On June 3, 2009 Nabi announced that it had received scientific advice from the European Medicines Agency (EMEA) on NicVAX regarding the appropriate design of the pivotal phase III clinical studies and safety data base. The scientific advice is designed by EMEA to help improve the chances of a positive marketing approval in Europe if the clinical trial results are positive.

“The scientific advice we received from the European Medicines Agency confirms and supports our NicVAX Phase III trial design and protocol that was previously endorsed by the U.S. FDA through a Special Protocol Assessment. We now have support and guidance from the world’s leading regulatory agencies,” said Dr. Raafat Fahim, President and Chief Executive Officer of Nabi Biopharmaceuticals. “We are closely controlling costs, have significantly reduced our debt level and eliminated the potential risk from a large indemnification claim. Our announcement earlier today of the PentaStaph sale validates the interest in Nabi and its products. We continue to have interest from and discussions with potential strategic partners for our remaining assets as we pursue our strategic alternatives process.”

Financial Results Conference Call and Webcast Information

The Company will host a live webcast at 4:30 p.m. EDT today to discuss these results.

The live webcast can be accessed at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=100445&eventID=2332831

(Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your browser. Remove the space if one exists.) or via the Nabi Biopharmaceuticals website at http://www.nabi.com.

If you do not have Internet access, the U.S./Canada call-in number is 866-804-6922 and the international call-in number is 857-350-1668. The passcode is 70728172. An audio replay will be available for U.S./Canada callers at 888-286-8010 and for international callers at 617-801-6888. The replay passcode is 25229128. This audio replay will be available through August 13, 2009. An archived version of the webcast will also be available on the company’s website at http://www.nabi.com.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop products that target serious medical conditions in the areas of nicotine addiction and gram-positive bacterial infections. Nabi Biopharmaceuticals is currently developing NicVAX® (Nicotine Conjugate Vaccine), an innovative and proprietary investigational vaccine for treatment of nicotine addiction and prevention of smoking relapse, and PentaStaphTM (Pentavalent S. aureus Vaccine), a vaccine designed to prevent the most dangerous and prevalent strains of S. aureus bacterial infections. The company is headquartered in Rockville, Maryland. For additional information about Nabi Biopharmaceuticals, please visit our Web site:http://www.nabi.com.

Forward-Looking Statements

Statements in this release that are not strictly historical are forward-looking statements and include statements about products in development, results and analyses of clinical trials and studies, research and development expenses, cash expenditures, licensure applications and approvals, and alliances and partnerships, among other matters. You can identify these forward-looking statements because they involve our expectations, intentions, beliefs, plans, projections, anticipations, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to our ability to: successfully close the sale of PentaStaph and complete the PentaStaph sale milestones; partner with third parties to fund, develop, manufacture and/or commercialize our products in development; defend against indemnification claims by Biotest; initiate and conduct clinical trials and studies; raise sufficient new capital resources to fully develop and commercialize our products in development; attract, retain and motivate key employees; collect further milestone and royalty payments under the PhosLo Agreement; obtain regulatory approval for our products in the U.S. or other markets; successfully contract with third party manufacturers for the manufacture and supply of NicVAX and PentaStaph; and comply with reporting and payment obligations under government rebate and pricing programs. Some of these factors are more fully discussed, as are other factors, in our Annual Report on Form 10-K for the fiscal year ended December 27, 2008 and our Quarterly Report on Form 10-Q for the period ended March 28, 2009 filed with the Securities and Exchange Commission.

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 27, 2009	December 27, 2008 (as adjusted)
ASSETS
Current assets:
Cash and cash equivalents	$107,658	$106,438
Marketable securities	1,034	23,900
Prepaid expenses and other current assets	2,121	1,430
Assets of discontinued operations (including restricted cash)	5,888	10,409

Total current assets	116,701	142,177

Property and equipment, net	1,083	1,315
Other assets	383	730

Total assets	$118,167	$144,222

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,333	$1,226
Accrued expenses and other current liabilities	1,555	3,030
Current liabilities of discontinued operations	3,350	3,381

Total current liabilities	6,238	7,637

2.875% convertible senior notes, net	5,775	15,202

Total liabilities	12,013	22,839
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock	—	—
Common stock	6,271	6,239
Capital in excess of par value	363,759	363,001
Treasury stock	(45,321)	(42,187)
Other comprehensive income (loss)	(2)	60
Accumulated deficit	(218,553)	(205,730)

Total stockholders’ equity	106,154	121,383

Total liabilities and stockholders’ equity	$118,167	$144,222

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Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 27, 2009	June 28, 2008 (as adjusted)	June 27, 2009	June 28, 2008 (as adjusted)

Operating expenses:
General and administrative expenses	$2,355	$2,927	$5,445	$8,060
Research and development expenses	3,440	3,344	7,206	6,549

Operating loss	(5,795)	(6,271)	(12,651)	(14,609)
Interest income	83	1,217	270	3,255
Interest expense	(136)	(1,118)	(497)	(2,670)
Other income (expense), net	40	(853)	24	(722)

Loss from continuing operations before income taxes	(5,808)	(7,025)	(12,854)	(14,746)
Benefit from income taxes	—	1,300	—	1,495

Loss from continuing operations	(5,808)	(5,725)	(12,854)	(13,251)
Discontinued operations:
Income from discontinued operations, net of tax provision	—	1,996	—	2,295

Income from discontinued operations	—	1,996	—	2,295

Net loss	$(5,808)	$(3,729)	$(12,854)	$(10,956)

Basic and diluted (loss) income per share:
Continuing operations	$(0.11)	$(0.11)	$(0.25)	$(0.25)
Discontinued operations	0.00	0.04	0.00	0.04

Basic and diluted (loss) income per share	$(0.11)	$(0.07)	$(0.25)	$(0.21)

Basic and diluted weighted average shares outstanding	50,974	51,498	51,094	52,235

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Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Six Months Ended
	June 27, 2009	June 28, 2008 (as adjusted)

Cash flow from operating activities:
Loss from continuing operations	$(12,854)	$(13,251)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization	255	291
Non-cash intra-period tax allocation	—	(1,495)
Accretion of discount on convertible senior notes	306	1,555
Non-cash compensation	904	1,943
Other	6	945
Changes in assets and liabilities:
Prepaid expenses and other assets	(426)	747
Accounts payable, accrued expenses and other	(1,035)	(3,822)

Total adjustments	10	164

Net cash used in operating activities from continuing operations	(12,844)	(13,087)
Net cash provided by (used in) operating activities from discontinued operations	4,488	(517)

Net cash used in operating activities	(8,356)	(13,604)

Cash flow from investing activities:
Proceeds from sales and maturities of marketable securities, net	22,836	1,600
Capital expenditures	—	(20)
Other	—	91

Net cash provided by investing activities from continuing operations	22,836	1,671
Net cash provided by investing activities from discontinued operations	—	2,500

Net cash provided by investing activities	22,836	4,171

Cash flow from financing activities:
Proceeds from issuances of common stock for employee benefit plans	297	54
Purchase of common stock for treasury	(3,466)	(18,658)
Other financing activities	(10,091)	(28,996)

Net cash used in financing activities from continuing operations	(13,260)	(47,600)
Net cash used in financing activities from discontinued operations	—	(23)

Net cash used in financing activities	(13,260)	(47,623)

Net increase (decrease) in cash and cash equivalents	1,220	(57,056)
Cash and cash equivalents at beginning of period	106,438	217,606

Cash and cash equivalents at end of period	$107,658	$160,550

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